Exhibit 4

CERTIFICATE OF DETERMINATION OF PREFERENCES OF THE
SERIES E PREFERENCE STOCK

SOUTHERN CALIFORNIA EDISON COMPANY

We, the undersigned, being the Vice President and the Assistant Treasurer, respectively, of Southern California Edison Company (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California, DO HEREBY CERTIFY:

FIRST:  The Restated Articles of Incorporation, as amended (the “Articles”), authorize the issuance of 50,000,000 shares of Preference Stock which may be issued from time to time in one or more series, and authorize the Board of Directors of the Corporation to (i) fix the number of shares of any series of Preference Stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preference Stock, including but not limited to rights, preferences, privileges and restrictions regarding dividends (including provisions specifying dividends at a floating or variable rate or dividends to be determined by reference to an index, formula, auction, bid or other objectively ascertainable criterion), liquidation, conversion, redemption and voting (including provisions specifying no general voting rights or voting rights of more than one vote per share), and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

SECOND:  Acting pursuant to the authority delegated by the Board of Directors of the Corporation, the Pricing Committee of the Board of Directors did duly adopt on January 11, 2012, the following resolutions authorizing and providing for the creation of a series of said shares of Preference Stock to be known as Series E Preference Stock, consisting of 250,000 shares, none of the shares of such series having been issued:

“NOW, THEREFORE, BE IT RESOLVED, that 250,000 shares of the presently authorized but unissued Preference Stock, no par value, be and hereby determined to be and shall be of a series of said Preference Stock hereby designated as the “Series E Preference Stock” (the “Shares”).

BE IT FURTHER RESOLVED, that the rights, preferences, privileges and restrictions of Shares of such series be and the same are hereby fixed, respectively, as follows:

1.	Dividends

(a)           The holders of record of the Shares (each individually a “Holder,” or collectively the “Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), in its sole discretion out of funds legally available therefor, cumulative cash dividends at a rate equal to (1) 6.250% per annum of the Liquidation Preference for each semi-annual dividend period from the issue date of the Shares to, but excluding, February 1, 2022 (the “Fixed Rate Period”), and (2) the three-month LIBOR rate plus 4.199% per annum of the Liquidation Preference, for each quarterly dividend period from February 1, 2022 through the redemption date of the Shares, if any (the “Floating Rate Period”).  Such dividends shall be cumulative without compounding or interest from the date of issue whether or not earned or declared.  “Liquidation Preference” means $1,000 per Share.

(i)
The dividend rate for each dividend period in the Floating Rate Period will be determined by the Calculation Agent (as defined below) using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period.  The Calculation Agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread set forth above.  Absent manifest error, the Calculation Agent’s determination of the dividend rate for a dividend period for the Shares will be binding and conclusive.  A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.  The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date.  If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time.  If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.  Otherwise, the Calculation Agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time.  If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.  Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.  “Calculation Agent” means Wells Fargo Bank, N.A., or another firm appointed by the Corporation, acting as Calculation Agent.

(b)           When, as and if declared by the Board, during the Fixed Rate Period, we will pay dividends on the Shares semi-annually, in arrears, on February 1 and August 1 of each year, beginning on August 1, 2012 and ending on February 1, 2022, and during the Floating Rate Period, we will pay dividends on the Shares quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2022 (each such date, a “Dividend Payment Date”).  If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next Business Day without any adjustment to the amount of dividends paid. A “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York, or Los Angeles, California are closed.

(c)           A dividend period is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial dividend period will commence on and include the original issue date of the Shares. Dividends payable on the Shares for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Shares for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

(d)           Dividends will be payable to Holders on the applicable record date, which shall be a date not exceeding 60 days before the applicable payment date as shall be fixed by the Board.

(e)           So long as any Shares shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation (the “Common Stock”) or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Shares), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the Common Stock, nor may any shares of Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation, unless all dividends on the Shares for the then-current dividend period and all past dividend periods shall have been declared and paid or set apart.

(f)           The Board may, in its discretion, choose to pay dividends on the Shares without the payment of any dividends on the Common Stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Shares).

(g)           No full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to the payment of dividends, equally with the Shares for any period unless full dividends have been declared and paid or set apart for payment on the Shares for the then-current dividend period and all past dividend periods.  When dividends are not paid in full upon the Shares and all other classes or series of stock of the Corporation, if any, ranking, as to the payment of dividends, equally with the Shares, all dividends declared upon the Shares and all such other stock of the Corporation will be declared pro rata so that the amount of dividends declared per Share of Series E Preference Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series E Preference Stock (but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods) and such other stock bear to each other.

(h)           No dividends may be declared or paid or set apart for payment on any Shares if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, senior to the Shares.

(i)           The Holders will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

2.	Liquidation Rights

(a)           Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for the liabilities of the Corporation and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding Shares will be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of the Common Stock (or any other stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Shares), the Liquidation Preference per Share plus an amount equal to the accrued and unpaid dividend (whether or not declared) for the then-current dividend period accrued to but excluding the date of such liquidation payment, plus unpaid dividends on the Shares for all past dividend periods.

(b)           If the assets of the Corporation available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series E Preference Stock and holders of all other classes or series of stock of the Corporation, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, on a parity with the Shares, the assets will be distributed to the Holders of Series E Preference Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any non-cumulative shares, accumulation of unpaid dividends for prior dividend periods).

(c)           Notwithstanding the foregoing, Holders of Series E Preference Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of the Corporation until holders of any classes or series of stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, senior to the Shares have been paid all amounts to which such classes or series are entitled.

(d)           Neither the sale, lease nor exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 2.

(e)           After payment to the Holders of the full amount of the distribution of assets upon dissolution, liquidation or winding up of the Corporation to which they are entitled pursuant to this Section 2, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

3.	Voting Rights

The Shares shall have no voting rights except as set forth in this Section 3 or as otherwise provided by California law:

(a)           So long as any Shares are outstanding, the consent of the Holders of at least a majority of the Shares at the time outstanding, voting as a single class, or voting as a single class together with the holders of any other series of Preference Stock (i) upon which like voting or consent rights have been conferred and (ii) which are similarly affected by the matter to be voted upon, given in person or by proxy, either in writing or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any one or more of the following:

(i)           any amendment of the Corporation’s Restated Articles of Incorporation which would adversely affect the rights, preferences, privileges or restrictions of the Shares; or

(ii)           the authorization or creation, or the increase in the authorized amount, of any stock of any class or any security convertible into stock of any class, ranking senior to the Shares.

provided, however, that no such consent of the Holders of the Series E Preference Stock shall be required if, at or prior to the time when such amendment is to take effect or when the authorization, creation or increase in the authorized amount of any such senior stock or convertible security is to be made, as the case may be, provision is to be made for the redemption of all Shares at the time outstanding.

(b)           On matters requiring their consent, the Holders will be entitled to one vote per share.

4.	Redemption

(a)           The Shares shall not be redeemable prior to February 1, 2022.  On or after that date, subject to the notice provisions set forth in Section 4(b) below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Shares, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the Liquidation Preference per share plus an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, plus unpaid dividends on the Shares for all past  dividend periods, if any; provided, however that any redemption that would reduce the Liquidation Preference of the Shares outstanding to $50 million or less in the aggregate would be restricted to a redemption in whole only.  If less than all of the outstanding Shares are to be redeemed, the Corporation will select the Shares to be redeemed from the outstanding Shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board in its sole discretion deems equitable.

(b)           In the event the Corporation shall redeem any or all of the Shares as aforesaid, the Corporation will give notice of any such redemption to Holders neither more than 60 nor less than 30 days prior to the date fixed by the Board for such redemption.  Failure to give notice to any Holder shall not affect the validity of the proceedings for the redemption of Shares of any other Holder being redeemed.

(c)           Notice having been given as herein provided, from and after the redemption date, dividends on the Shares called for redemption shall cease to accrue and such Shares called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof will cease.

(d)           The Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions.  In addition, Holders will have no right to require redemption of any Shares.

(e)           Any Shares which are converted, redeemed or retired shall thereafter have the status of authorized but unissued shares of Preference Stock of the Corporation undesignated as to series, and may thereafter be reissued by the Board in the same manner as any other authorized and unissued shares of Preference Stock.

(f)           If the Corporation shall deposit on or prior to any date fixed for redemption of Shares, with any bank or trust company having a capital, surplus and undivided profits aggregating at least five million dollars ($5,000,000), as a trust fund, a fund sufficient to redeem the Shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board may determine, to the respective Holders of such Shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said Shares to the Holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the Holders thereof shall cease to be shareholders with respect to such Shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such Shares without interest.

(g)  Any moneys deposited by the Corporation pursuant to Section 4(f) which shall not be required for the redemption because of the exercise of any such right of conversion or exchange subsequent to the date of the deposit shall be repaid to the Corporation forthwith.

5.	Rank

The Shares shall rank, with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation:

(a)  junior to the Cumulative Preferred Stock and the $100 Cumulative Preferred Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank senior to the Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(b)  equally with any other shares of Preference Stock and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such shares or other securities will rank equally with the Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation; and

(c)  senior to the Common Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank junior to the Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate in Rosemead, California on January 11, 2012.

/s/ Robert C. Boada
Robert C. Boada Vice President

/s/ George T. Tabata
George T. Tabata
Assistant Treasurer

Each of the undersigned declares under penalty of perjury that the matters contained in the foregoing certificate are true of their own knowledge.  Executed in Rosemead, California on January 11, 2012.

/s/ Robert C. Boada
Robert C. Boada

/s/ George T. Tabata
George T. Tabata